EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 11th day of January, 2007, to be effective as of the 2nd day of October, 2006, by and among BIOANALYTICAL SYSTEMS, INC. ("BASi" or the "Company") a corporation organized under the laws of the State of Indiana ("Company"), and Richard M. Shepperd ("Employee").

Preliminary Statements:

                        A.        BASi is engaged in the business of providing contract research services and manufacturing and distributing scientific instruments ("Business").

                        B.        The Company wishes to employ Employee on the terms and conditions contained herein.

In consideration of the premises and mutual covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE 1

Term, Compensation, and Benefits

Section 1.1. Term. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement until February 28, 2007 (the "Initial Term"). The Initial Term shall be extended for successive three month periods (the "Additional Terms," and together with the Initial Term, the "Employment Period"), except that if either the Employee or the Company gives the other party written notice at least thirty days (30) before the end of the Initial Term, or any extended term, then this Agreement shall expire at the end of its then current term.

Section 1.2. Compensation and Benefits.

Section 1.2.1. Salary. BASi will pay Employee a base salary of $35,000.00 per month. Salary shall be paid in equal semi-monthly installments in arrears.

Section 1.2.2. EBITDA Bonus. The Employee will receive a bonus (the "EBITDA Bonus") equal to 10% of the Company’s annual earnings before interest, taxes, depreciation, amortization and any payment or accrual of EBITDA Bonus to Employee (“EBITDA”) which shall be deemed earned on the last day of each fiscal quarter of the Company and paid on the first Company payroll payment date after the confirmation of the amount of the EBITDA Bonus by the Board of Directors as provided herein. The amount of the EBITDA Bonus for each fiscal quarter shall be determined based upon the quarterly financial statements of the Company for that fiscal quarter that have been reviewed by the Company's independent accountants by multiplying the Company's EBITDA for the period beginning on the first day of the fiscal year and ending on the last day of that fiscal quarter by ten percent (10%) and subtracting from the product thereof the amount of EBITDA Bonus paid to Employee in respect of previous quarters in such fiscal year; provided that the amount of the EBITDA Bonus to be paid in respect of any single fiscal quarter shall not exceed $150,000. The amount of the EBITDA Bonus will be confirmed by the Board of Directors promptly after the Company's independent accountants complete their review of the financial statements for the quarter and before the EBITDA Bonus is paid to Employee.

Section 1.2.3. Discretionary Bonus. In addition to the EBITDA Bonus, Employee will be eligible for a bonus upon the termination or expiration of this Agreement which shall be based upon Employee’s performance of his duties during the Employment Period. The amount and terms of such bonus, if awarded, shall be determined by the Board of Directors of the Company in its sole discretion.

Section 1.2.4. Expense Reimbursement. Employee will be entitled to reimbursement for reasonable out of pocket expenses incurred by him for living quarters in the Lafayette, Indiana area during the Employment Period, travel to and from Employee's residence in the Henderson, Nevada area not more frequently than once per month (excluding the Thanksgiving and Christmas Holidays) and the use of a modest rental car while in the Henderson, Nevada area on these occasions. Employee will also be entitled to reimbursement of travel, entertainment and other out of pocket expenses incurred by him in the course of his employment in accordance with the Company's standard reimbursement policies.

Section 1.2.5. Vacation Policy. During the initial term, Employee will accumulate one (1) vacation day per month in accordance with policies described in the BASi Employee Handbook. Employee shall also be granted an additional ten days vacation at the start of the Initial Term. Employee's compensation shall continue to be paid in full during this period. Any vacation at the end of any year ending on an anniversary date shall carry over to the following one-year period commencing on such anniversary date (the "Following Year"), but shall not carry over beyond the Following Year. Vacation time not used prior to the expiration of the Following Year will be banked for short-term disability as described in the BASi Employee Handbook.

Section 1.2.6. Other Benefits. During the Employment Period, the Employee shall be entitled to participate in all employee benefit plans which are generally made available to employees of the Company, subject to the eligibility, qualification, waiting period and other terms and conditions of such plans as they shall be in effect from time to time unless listed herein as exceptions from those terms and conditions.

Section 1.2.7. Required Withholdings. All amounts to be paid hereunder shall be paid in accordance with normal payroll procedures of the Company and shall be subject to all required withholdings and deductions.

ARTICLE 2

Duties

Section 2.1. Duties. During the Employment Period, the Employee will be the ranking executive officer of the Company with the title of President and Chief Executive Officer and shall have responsibility for the day-to-day operations of the Company's business. The Employee shall report to and serve at the pleasure of the Board of Directors of the Company and shall perform such other services as the Board of Directors of the Company may reasonably require to conduct the Company's business. Notwithstanding any other provisions of this Agreement, the Company shall not impose employment duties or constraints of any kind upon the Employee which would require the Employee to violate any ordinance, regulation, statute or other law. The Employee shall devote his full working time, attention and energy to the performance of the duties imposed hereunder. The Employee shall conform to such hours of work as may from time to time reasonably be required of him and shall not be entitled to receive any additional remuneration for work outside his normal hours. The Employee will NOT be held financially, legally, or otherwise liable for any past practices or actions or decisions made by BASi, or its predecessors prior to the start of the Employee's beginning date of employment.

ARTICLE 3

Confidentiality and Other Matters

Section 3.1. Confidentiality Agreement. The Employee, prior to and during the term of employment under this Agreement, has had and will have access to and has become or will become familiar with information, whether or not originated by the Employee, which is used in or related to the Business or the business of BASi or certain subsidiaries or affiliates of BASi and is (a) proprietary to, about, or created by the Company its subsidiaries or its affiliates; (b) designated as confidential by the Company, its subsidiaries or its affiliates; or (c) not generally known to or ascertainable by proper means by the public ("Confidential Information").

                Further, the Employee has had and will have access to Proprietary Items proprietary to the Company, its subsidiaries or its affiliates. "Proprietary Items" shall mean all legally-recognized rights which result from or are derived from the Employee's work product or the work product of others made for the Company, its subsidiaries or its affiliates, including all past, present and future work product made for the Company, its subsidiaries or its affiliates, or with knowledge, use or incorporation of Confidential Information, including, but not limited to works of authorship, developments, inventions, innovations, designs, discoveries, improvements, trade secrets, trademarks, applications, techniques, know-how and ideas, whether or not patentable or copyrightable, conceived or made or developed by the Employee (solely or in cooperation with others) or others during the term of this Agreement or prior to or during his tenure with the Company, or which are reasonably related to the Business or the business of BASi or certain subsidiaries or affiliates of BASi or the actual or demonstrably anticipated research and development of the Company.

The Employee agrees that any Confidential Information and Proprietary Items will be treated in full confidence and shall not be used, directly or indirectly, by him, except as required in the course of his employment with the Company, nor shall the same be disclosed to any other firms, organizations, or persons outside of the Company's employees bound by similar agreement, during the term of this Agreement or at any time thereafter. All Confidential Information and Proprietary Items, whether prepared by the Employee or otherwise, coming into his possession, shall remain the exclusive property of the Company and shall not be permanently removed from the premises of the Company under any circumstances whatsoever, without the prior written consent of the Company.

The Employee will not be obliged to keep information confidential to the extent that the information has ceased to be confidential and has entered the public domain otherwise than due to the Employee's acts. The provisions of this Section 3.1 shall be in addition to, and shall not affect, the Employee's common law duty of fidelity to the Company.

Section 3.2. Disclosure and Assignment of Inventions. Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during his Employment by the Company, or within six (6) months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company (hereinafter referred to as "Inventions"). Employee hereby acknowledges that any and all of said Inventions are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Employee's right, title and interest in and to any and all of such Inventions.

Section 3.3. Non-solicitation. The Employee agrees that during the Employee's employment with the Company and for an additional period of the two (2) years immediately following termination of the Employee's employment with the Company, the Employee shall not directly or indirectly, as an individual or as a director, officer, contractor, employee, consultant, partner, investor or in any other capacity with any corporation, partnership or other person or entity, other than the Company (an "Other Entity"), (i) contact or communicate with any then current material customer or client of the Company in the Business, or any person or entity with which the Company is then engaged in material discussions regarding that person or entity becoming a client or customer of the Company in the Business, for the purpose of inducing any such customer or client to move its account from the Company to another company in the Business or otherwise terminate or modify in a manner that is adverse to the Company its relationship with the Company; provided, however, that nothing in this sentence shall prevent the Employee from becoming employed by or providing consulting services to any such customer or client of the Company in the Business, or (ii) solicit any other employee of the Company for employment or a consulting or other services arrangement with an Other Entity or to otherwise terminate their employment with the Company. The restrictions of this Section 3.3 shall not be deemed to prevent the Employee from owning not more than 5% of the issued and outstanding shares of any class of securities of an issuer whose securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. In the event a court of competent jurisdiction determines that the foregoing restriction is unreasonable in terms of geographic scope or otherwise then the court is hereby authorized to reduce the scope of said restriction and enforce this Section 3.3 as so reduced. Notwithstanding any provision of this Agreement to the contrary, the terms and conditions of this Section 3.3 shall survive for a period of two (2) years following termination of the Employee's employment with the Company, at which time the terms and conditions of this Section 3.3 shall terminate.

Section 3.4. Survival. The provisions of Sections 3.1, 3.2 and 3.3 shall survive and be enforceable following termination of Employee's employment with the Company, regardless of the reason for or circumstances of such termination.

ARTICLE 4

Termination of Employment

Section 4.1. Resignation by the Employee. The Employee may resign from his employment with the Company at any time by providing written notice to the Company of resignation at least five (5) days prior to the effective date of the resignation (the "Resignation Date").

Section 4.2. Termination by the Company. The Company may terminate the Employee's employment with the Company at any time (the actual date of termination being referred to as the "Termination Date") with or without cause, by providing five (5) days written notice of the Termination Date to the Employee ("Termination Notice"). Any Termination Notice shall be effective immediately and Employee's employment shall terminate on the Termination Date set forth therein. Upon receipt by the Employee of a Termination Notice pursuant to this Section 4.2, (a) the Employee shall assist the Company in good faith to effect a smooth transition, and (b) the Company may request the Employee to vacate the premises owned by the Company and used in connection with the Business within a reasonable time, provided that the obligation of the Company to make payments to the Employee pursuant to Section 4.4 shall not be affected.

Section 4.3. Termination upon Employee's Death. This Agreement shall be automatically terminated and the employment relationship between the Employee and the Company shall be deemed severed upon the death of the Employee during the Employment Period.

Section 4.4. Payments upon Resignation, Termination, or Death. In the event of termination of the Employee's employment pursuant to this Article 4, the Company shall pay to the Employee (a) the Employee's then current base salary through the Resignation Date, Termination Date or date of death, as the case may be, (b) a pro-rated portion of the EBITDA Bonus through such date, and (c) all vacation accrued as of such date calculated in accordance with Section 1.2.5. Employee shall not be entitled to severance or other compensation as a result of the termination of his employment for any reason, except for any discretionary bonus awarded by the Board of Directors in its discretion pursuant to Section 1.2.3. The amounts payable in accordance with clauses (a) and (c) of this Section 4.4 shall be paid to Employee no later than the Company's next regular payroll payment date following the Resignation Date, Termination Date or date of death, as the case may be. The pro-rated portion of the EBITDA Bonus due to the Employee under clause (b) of this Section 4.4, if any, shall be calculated by the Chief Financial Officer at the time the EBITDA Bonus would have otherwise been calculated for such quarter (based upon the total number of days Employee was employed by the Company following the end of the last fiscal quarter and the total number of days in such fiscal quarter) and shall be paid to Employee no later than the Company's next regular payroll payment date following the date of such calculation.

ARTICLE 5

Miscellaneous

Section 5.1. Relationship between the Parties. The relationship between the Company and the Employee shall be that of an employer and an employee, and nothing contained herein shall be construed or deemed to give the Employee any interest in any of the assets of the Company.

Section 5.2. Eligibility. Employee must provide proof of eligibility to work in the United States, within three days of employment, as mandated by current federal employment laws. Proof of eligibility includes a valid driver's license, original social security card, passport, certified birth certificate, or an unexpired employment eligibility card.

Section 5.3. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered personally or sent by certified mail, addressed to the party entitled to receive said notice, at the following addresses:

If to Company:	Bioanalytical Systems Inc.
2701 Kent Avenue
West Lafayette, IN 47906
Attn: Board of Directors

If to Employee:	Richard M. Shepperd
2701 Kent Avenue
West Lafayette, IN 47906

or at such other address as may be specified from time to time in notices given in accordance with the provisions of this Section 5.3.

Section 5.4. Enforceability. Both the Company and the Employee stipulate and agree that if any portion, paragraph sentence, term or provision of this Agreement shall to any extent be declared illegal, invalid or unenforceable by a duly authorized court of competent jurisdiction, then, (a) the remainder of this Agreement or the application of such portion, paragraph, sentence, term or provision in circumstances other than those as to which it is so declared illegal, invalid or unenforceable, shall not be affected thereby, (b) this Agreement shall be construed in all respects as if the illegal, invalid or unenforceable matter had been omitted and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and (c) the illegal, invalid or unenforceable portion, paragraph, sentence, term or provision shall be replaced by a legal, valid and enforceable provision which most closely reflects the intention of the parties hereto as reflected herein.

Section 5.5. Nonwaiver. The failure of either party hereto to insist in any one or more instances upon performance of any of the provisions of this Agreement or to pursue its or his rights hereunder shall not be construed as a waiver of any such provisions or as the relinquishment of any such rights.

Section 5.6. Succession. This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their heirs, personal representatives, and successor entities. This Agreement may not be assigned by either party without prior written agreement of the other party.

Section 5.7. Governing Law. The laws of the State of Indiana shall govern the construction and enforceability of this Agreement.

Section 5.8. Entire Agreement. This Agreement constitutes the entire Agreement between the parties as to the subject matter contained herein and all other agreements or understandings are hereby superseded and terminated.

Section 5.9. Collective Agreements. There are no collective agreements which directly affect the terms and conditions of the Employee's employment.

Section 5.10. Headings. The headings of the sections are inserted for convenience only and do not affect the interpretation or construction of the sections.

Section 5.11. Remedies. Employee acknowledges that a remedy at law for any breach or threatened breach of the provisions of Sections 3.1 through 3.3 of this Agreement would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief, both preliminary and permanent without any requirement to post a bond or other surety, in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach. Employee further acknowledges and agrees that in the event of a breach by Employee of any provision of Sections 3.1 through 3.3 of this Agreement, the Company shall be entitled, in addition to all other remedies to which the Company may be entitled under this Agreement, to recover from Employee its reasonable costs including attorney's fees if the Company is the prevailing party in an action by the Company. This Agreement is entered into by the Company for itself and in trust for each of its affiliates with the intention that each company will be entitled to enforce the terms of this Agreement directly against Employee.

                IN WITNESS WHEREOF, the Company and the Employee have executed, or caused to be executed, this Agreement as of the day and year first written above.

"COMPANY"	"EMPLOYEE"
/s/ Lina Reeves-Kerner Lina Reeves-Kerner Vice President Human Resources Bioanalytical Systems, Inc.	/s/ Richard M. Shepperd Richard M. Shepperd